Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

XCEL BRANDS, INC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common stock, par value $0.001 per share	457(o)	-	-	$2,500,000(2)	0.0001531	$382.75(3)
	Equity	Common stock, par value $0.0001 per share, underlying Placement Agent’s Warrants	457(o)	-	-	$312,500	0.0001531	$47.84
	Equity	Warrants to purchase shares of common stock	Other	-	-	-	-	-(4)
Fees Previously Paid								-
Carry Forward Securities
Carry Forward Securities								-
			Total Offering Amounts			$2,812,500.00		$430.59
			Total Fees Previously Paid					$0.00
			Total Fee Offsets					$0.00
			Net Fee Due					$430.59

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Includes the offering price of shares that the underwriters may purchase upon exercise of an option to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)

In accordance with Rule 457(i), the entire registration fee for the Placement Agent’s Warrants is allocated to the shares of common stock underlying such warrants, and no separate fee is payable for such warrants.